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                                                                EXHIBIT (a)(14)

                        GULF INDONESIA RESOURCES LIMITED

                       NOTICE OF CANCELLATION AND EXERCISE
                          OF STOCK APPRECIATION RIGHTS

                             NOTICE OF CANCELLATION

TO:   ALL HOLDERS OF STOCK APPRECIATION RIGHTS ("SARs")

Gulf Indonesia Resources Limited ("Gulf Indonesia"), Conoco Canada Resources Limited ("Conoco Canada") and Conoco Inc. ("Conoco") have entered into an agreement, pursuant to which Conoco Canada has agreed to acquire all of the issued and outstanding common shares of Gulf Indonesia (the "Gulf Indonesia Common Shares") not owned by Conoco Canada at a price of U.S.$13.25 per Gulf Indonesia Common Share. On Wednesday, June 12, 2002, formal take-over bid documentation relating to Conoco Canada's offer (the "Offer") was mailed to Gulf Indonesia shareholders and optionholders. The agreement entered into between Gulf Indonesia, Conoco Canada and Conoco in connection with the Offer provides for the acceleration of unvested SARs so that any entitlement under the Leveraged Purchase Plan (the "LPP") becomes fully vested prior to the expiration of the Offer. In addition, the LPP, pursuant to which the SARs have been granted, provides that if there is an offer for Gulf Indonesia Common Shares which, if successful, would entitle the offeror to acquire all of the Gulf Indonesia Common Shares, Gulf Indonesia may irrevocably cancel any unexercised SARs upon giving the participants under the LPP written notice of such cancellation.

ACCORDINGLY, NOTICE IS HEREBY GIVEN THAT ALL UNVESTED SARS ARE FULLY VESTED AND THAT ALL UNEXERCISED SARS WILL BE CANCELLED AS OF THE EXPIRATION OF THE OFFER (THE "EXPIRATION TIME"), CURRENTLY SCHEDULED TO BE 6:00 P.M. (NEW YORK TIME) ON JULY 19, 2002. IN THE EVENT THAT CONOCO CANADA DOES NOT TAKE UP AND PAY FOR GULF INDONESIA COMMON SHARES, THIS NOTICE OF CANCELLATION SHALL BE DEEMED TO BE REVOKED AND THE CORRESPONDING NOTICE OF EXERCISE OF SARS (AS SET OUT BELOW) SHALL BE DEEMED NOT TO HAVE OCCURRED, THE LPP SHALL BE RESTORED TO ITS ORIGINAL STATUS, AND ALL SUCH RIGHTS AND PRIVILEGES HELD BY HOLDERS OF SARS PURSUANT TO THE LPP SHALL BE RESTORED AND MAINTAINED.

Upon the acquisition of Gulf Indonesia Common Shares by Conoco Canada under the Offer, holders of SARs will be entitled, upon exercise, to receive a cash payment equal to the "in-the-money" difference between the offer price of U.S.$13.25 and the strike price under such SARs, multiplied by the number of SARs at each strike price. Any SARs which remain unexercised as of the Expiration Time will be cancelled for no consideration. HOLDERS OF SARS WISHING TO EXERCISE THEIR SARS PRIOR TO EXPIRATION OR CANCELLATION ARE ADVISED TO COMPLETE THE NOTICE OF EXERCISE BELOW AND TO RETURN IT TO JENNIFER WOO AT CONOCO CANADA RESOURCES LIMITED, 1600, 401 - 9TH AVENUE S.W., CALGARY, ALBERTA T2P 2H7,
TELEPHONE: (403) 233-3082, FAX: (403) 233-5513, E-MAIL: JENNIFER.WOO@CONOCO.COM, AS SOON AS POSSIBLE.

                               NOTICE OF EXERCISE

The undersigned hereby irrevocably exercises all SARs held by the undersigned effective only as of the Expiration Time and, for greater certainty, in the event that Conoco Canada does not take up and pay for Gulf Indonesia Common Shares, such exercise shall be deemed not to have occurred.



Signature:                                   Address for delivery of cheque:
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Name:
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Date:
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